Filed pursuant to Rule 433(d)

Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT

(Swedish Export Credit Corporation)

Principal Protected BRIC Notes Due October 20, 2008

Final Term Sheet

Aggregate Principal Amount:	$56,849,000

Trade Date:	March 29, 2007 for $53,179,000 principal amount
April 17, 2007 for $3,670,000 principal amount

Issue Date:	April 20, 2007

Maturity Date:	October 20, 2008 (subject to the modified following business day convention (unadjusted))

Initial Issue Price:	100.00% for Notes traded March 29, 2007
101.00% for Notes traded April 17, 2007

Underwriting commission:	0.25%

Proceeds to Issuer:	99.75% for Notes traded March 29, 2007
100.75% for Notes traded April 17, 2007

CCY Initial spot exchange rates:	BRL per USD = 2.0560
RUB per USD = 26.015
INR per USD = 43.72
CNY per USD = 7.7300

Determination Date:	October 6, 2008 (subject to the following business day convention
(unadjusted))

CUSIP:	00254ECB6

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Goldman, Sachs & Co. by calling 1-866-471-2526.